For Immediate Release For More Information: Michael G. Sanchez Chief Executive Officer Coastal Banking Company Inc. 904-321-0400	Michael G. Sanchez Senior Vice President Marsh Communications LLC 404-327-7662

Coastal Banking Company Completes Merger

of its Subsidiary Banks

BEAUFORT, S.C., Aug. 11, 2008 – Coastal Banking Company Inc. (OTCBB: CBCO) today announced that it has completed the merger of its wholly owned subsidiaries, Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., into a single banking entity known as CBC National Bank.

Lowcountry National Bank and First National Bank of Nassau County now operate as divisions of CBC National Bank, which is headquartered at 1891 South 14th Street in Fernandina Beach.  The divisions of the bank will continue to operate under their existing names in the near-term, but eventually will transition to the CBC National Bank name.

“We are already experiencing economies of scale and increased efficiency in our operations as a result of combining our separate banking subsidiaries,” said Michael G. Sanchez, chief executive officer. “The cost savings from this consolidation should allow us to further leverage our capital as we expand our banking franchise.”

Cost savings are expected to come from the elimination of numerous redundant fees related to reporting, examinations and associated costs, as well as from the merging of separate data operations into one location in Fernandina Beach.

“As we have stated previously, our long-term growth strategy is focused on finding fill-in opportunities along the coasts of Florida, Georgia and South Carolina,” said Sanchez. “While we currently have no agreements or definitive merger or acquisition plans, from time to time we may receive inquiries from third parties and may engage in preliminary discussions regarding

CBCO Merger Completion, page 2

expansion opportunities through merger or acquisition. We also may consider expansion through de novo branching or branch acquisitions, as we continue to develop and expand our footprint.”

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Fernandina Beach, Fla., is the $445.6 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, and The Georgia Bank in Meigs, Ga. CBC National Bank provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta, and commercial loan production offices in Charleston, S.C., Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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